Exhibit 99.1

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Announces Closing of Private Placement of $92.5 Million Senior Secured Notes to Refinance the Don A. Campbell Phase I Geothermal Power Project

RENO, Nev. November 30, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced that ORNI 47 LLC successfully issued and sold $92.5 million in aggregate principal amount of its 4.03% Senior Secured Notes due 2033. The Senior Secured Notes were issued in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and were purchased in total by MEAG, the asset manager of Munich Re. The Senior Secured Notes were assigned an investment grade rating of BBB- by Kroll Rating Agency.

ORNI 47 LLC issued the Senior Secured Notes to refinance the costs of development and construction of the Don A. Campbell Phase I (DAC 1) geothermal power plant, which Ormat initially financed using equity funding. The approximately 20 MW DAC 1 geothermal power plant is located in Nevada, and commenced operation in 2014. ORNI 47 LLC, which owns the plant, sells its electricity to Southern California Public Power Authority under a 20-year Power Purchase Agreement. ORNI 47 LLC and the DAC 1 plant form part of the ORPD LLC portfolio, which is jointly owned 63.25% by Ormat’s direct wholly-owned subsidiary Ormat Nevada Inc., and 36.75% by Northleaf Geothermal Holdings LLC, an affiliate of Northleaf Capital Partners. Ormat Nevada's share of the proceeds, net of transaction fees and funding of a debt service reserve account, are approximately $55.0 million.

"We are pleased to finalize this financing transaction for Don A. Campbell Phase I, enabling Ormat and Northleaf to benefit from favorable terms. This financing demonstrates Munich Re's confidence in geothermal projects operated by Ormat,” said Mr. Isaac Angel, Chief Executive Officer of the Company.

“With this investment we are continuing to diversify our portfolio with sustainable investments characterized by limited risks and attractive returns. In doing so we are making use of the entire group’s expertise”, says MEAG Managing Director Holger Kerzel.

CIBC World Markets Corp. acted as Private Placement Agent and Chadbourne & Parke LLP served as legal counsel.

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 710 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, and Kenya.

About Northleaf Capital Partners

Northleaf Capital Partners is a leading independent global private equity, infrastructure and private credit manager, with $9 billion in commitments under management on behalf of public, corporate and multi-employer pension plans, university endowments, foundations, financial institutions and family offices. Northleaf’s global infrastructure program pursues direct investments in mature, conservatively-positioned infrastructure assets in developed markets.

Northleaf’s 85-person team, located in Toronto, London, Chicago, and Menlo Park, is focused exclusively on sourcing, evaluating and managing private markets investments globally. Northleaf currently manages six global private equity funds, a specialist private equity secondary fund, two infrastructure funds, a private credit fund and a series of customized investment mandates tailored to meet the specific needs of institutional investors and family offices. For more information on Northleaf, please visit www.northleafcapital.com.

For further information, please contact:

Jeff Pentland

Managing Director

+1 416 477 6165

Jeff.pentland@northleafcapital.com

Olivier Laganière

Vice President

+1 416 477 6713

olivier.laganiere@northleafcapital.com

About MEAG

MEAG stands for best practice asset management for Munich Re and ERGO. MEAG has representations in Europe, Asia and North America and also offers its extensive know-how to institutional investors and private clients from outside the Group. MEAG currently manages assets to the value of around € 268 billion.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

###